Exhibit 5.1
[Richards, Layton & Finger, P.A. Letterhead]
April 22, 2008
Whiting USA Trust I
c/o Whiting Petroleum Corporation
1700 Broadway, Suite 2300
Denver, Colorado 80290-2300
          Re:     Whiting USA Trust I
Ladies and Gentlemen:
          We have acted as special Delaware counsel to Whiting USA Trust I, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals, copies or forms of the following:
          (a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 18, 2007 (the “Certificate”);
          (b) The Trust Agreement of the Trust, dated as of October 18, 2007, among Whiting Oil and Gas Corporation, a Delaware corporation, and Equity Oil Company, a Colorado corporation (together the “Trustors”), Wilmington Trust Company, a Delaware banking corporation, as Delaware trustee (the “Delaware Trustee”), and The Bank of New York Trust Company, N.A., a national association, as trustee (the “Trustee”);
          (c) The Registration Statement on Form S-1 with registration number 333-147543, relating to the Trust Units of the Trust representing undivided beneficial interests in the assets of the Trust (each, a “Trust Unit” and collectively, the “Trust Units”), as filed with the Securities and Exchange Commission on November 20, 2007, and amended on March 7, 2008, as

Whiting USA Trust I
April 22, 2008

further amended April 10, 2008 and April 22, 2008 (as amended, the “Registration Statement”);
          (d) A form of the Amended and Restated Trust Agreement of the Trust, to be entered into among the Trustors, the Delaware Trustee and the Trustee, attached as Exhibit 3.6 to the Registration Statement (the “Trust Agreement”); and
          (e) A Certificate of Good Standing for the Trust, dated April 22, 2008, obtained from the Secretary of State.
               We have assumed that there exists no other document relating to the Trust that is inconsistent with the foregoing documents, and as to such question of fact, we have relied upon a certificate of an officer of Whiting Petroleum Corporation (the “Company”). Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents examined by us (exclusive of the Trust and the Company) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (exclusive of the Trust and the Company) has duly authorized, executed and delivered such documents, (vi) that each Person to whom a Trust Unit is to be issued by the Trust (collectively, the “Trust Unit Holders”) has been issued such Trust Unit and paid for the Trust Unit acquired by it, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Trust Units have been issued and sold to the Trust Unit Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents and have relied upon a certificate of an officer of the Company as to factual matters relating to the Company.
          This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Whiting USA Trust I
April 22, 2008

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
          1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.).
          2. The Trust Units to be issued by the Trust will, when sold, be validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.
          3. The Trust Unit Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Trust Unit Holders may be obligated to make payments as set forth in Sections 6.13, 8.02 and Article XI of the Trust Agreement, and a Trust Unit Holder acting in the role of Trustor additionally may be obligated to make payments as set forth in Sections 3.12(e), 3.14 and 6.02(b) of the Trust Agreement.
          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. In addition, potential Trust Unit Holders, Trust Unit Holders and their successors and assigns and any rating agency may rely as to matters of Delaware law upon this opinion in connection with the matters set forth herein, subject to the understanding that the opinions rendered herein are given on the date hereof and that the matters addressed by the opinions rendered herein may be affected by subsequent material changes in fact or law. We assume no duty to apprise you of the impact of any such changes in the matters addressed by the opinions rendered herein. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.
Very truly yours,
/s/ Richards, Layton & Finger, P.A.
TJH/APA